Exhibit 99.1

For Immediate Release

BUILDERS FIRSTSOURCE, INC. ANNOUNCES MODIFIED DUTCH AUCTION TENDER OFFER FOR 10.75% SENIOR NOTES DUE 2023

Dallas, TX – September 14, 2016 – Builders FirstSource, Inc. (the “Company”) (Nasdaq: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction and home repair and remodeling in the United States, today announced the commencement of a cash tender offer to purchase (the “Tender Offer”) up to $50,000,000 aggregate principal amount of its 10.75% Senior Notes due 2023 (CUSIP Nos. 12008R AH0 (144A) and U08985 AD2 (Reg S)) (the “Notes”) at a purchase price per $1,000 principal amount determined in accordance with a modified Dutch auction procedure on the terms and subject to the conditions set forth in the Offer to Purchase dated September 14, 2016 (the “Offer to Purchase”) and the related Letter of Instruction.

Acceptable bid prices fall within a purchase price range between $1,135 to $1,175, in each case inclusive, per $1,000 principal amount of Notes validly tendered. The Company will determine a purchase price (the “Clearing Price”) for Notes tendered within the purchase price range that will allow the Issuer to purchase $50,000,000 in aggregate principal amount of Notes (or such lesser amount of Notes as are validly tendered) within the purchase price range. In the event that the aggregate principal amount of Notes validly tendered at or below the Clearing Price exceeds $50,000,000, then, in accordance with the terms and subject to the conditions of the Tender Offer, the Company will prorate Notes validly tendered at the Clearing Price.

The Company will pay accrued and unpaid interest on the Notes from September 1, 2016, the last interest payment date for the Notes, to but excluding the date on which the Notes are purchased. The Company expects to fund the purchase of the Notes pursuant to the Tender Offer, including such accrued and unpaid interest and any related fees and expenses, with borrowings under its existing ABL credit facility and cash on hand.

The Tender Offer is scheduled to expire at 11:59 P.M., New York City time, on October 12, 2016, unless such time and date is extended or earlier terminated by the Company (such date and time, the “Expiration Time”). The Tender Offer is conditioned upon the satisfaction or waiver of certain conditions as described in the Offer to Purchase. Subject to applicable law, the Company may terminate the Tender Offer at any time prior to the applicable Expiration Time in its sole discretion.

D.F. King & Co., Inc. is acting as the Information Agent and the Tender Agent for the Tender Offer. Questions and requests for documentation relating to the Tender Offer should be directed to D.F. King & Co., Inc. at (888) 887-1266 (toll free) or (212) 269-5550 (banks and brokers only) or by email at BLDR@dfking.com.

This press release shall not constitute an offer to purchase, or a solicitation of an offer to sell any securities, nor shall there be any purchase or sale of securities in any state or jurisdiction in which such offer, solicitation, sale or exchange would be unlawful. The Tender Offer is being made solely pursuant to the Offer to Purchase and related documents. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of the Company by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is the largest supplier of building products, prefabricated components, and value-added services to the professional market segment, for new residential construction and repair and remodeling, in the U.S. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 40 states with approximately 400 locations and have a market presence in 74 of the top 100 Metropolitan

Statistical Areas, providing geographic diversity, and balanced end market exposure. We service customers from strategically located distribution facilities and manufacturing facilities (certain of which are co-located), that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the company’s website at www.bldr.com.

Cautionary Notice

Statements in this news release that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, forecasted cost savings, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission and in the Offer to Purchase. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

Contact

Jennifer Pasquino

SVP Investor Relations

Builders FirstSource, Inc.

(303) 262-8571

Source: Builders FirstSource, Inc.